Exhibit 10.13

RESTATED INTELLECTUAL PROPERTY SECURITY AGREEMENT

THIS RESTATED INTELLECTUAL PROPERTY SECURITY AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “IP Security Agreement”) dated as of December 29, 2016, is made by Enforcement Video, LLC, a Texas limited liability company (“Debtor”), in favor of Texas Capital Bank, National Association, a national banking association (“Administrative Agent”).

WHEREAS, Debtor, Administrative Agent and certain lenders party thereto (each a “Lender” and collectively “Lenders”) are entering into a Sixth Amendment to Amended and Restated Credit Agreement dated as of the date hereof (the “Sixth Amendment”) pursuant to which certain modifications are being made to that certain Amended and Restated Credit Agreement dated as of February 21, 2013 (as it has been and may further be amended, restated or modified from time to time, the “Credit Agreement”) originally by and between Debtor and Texas Capital Bank, National Association and now, pursuant to the Sixth Amendment, by and among Grantor, Administrative Agent and the Lenders; and

WHEREAS, as a condition precedent to the making of the loans by Lenders under the Credit Agreement, Debtor has executed and delivered in favor of Administrative Agent that certain Restated Security Agreement of even date herewith (as amended, restated, supplemented or otherwise modified from time to time, the “Restated Security Agreement”); and

WHEREAS, under the terms of the Credit Agreement and the Restated Security Agreement, Debtor has granted to Administrative Agent a security interest in, among other property, all Intellectual Property of Debtor; and

WHEREAS, Debtor has agreed to execute this Restated IP Security Agreement for recording with the United States Patent and Trademark Office, the United States Copyright Office and other governmental authorities;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Debtor hereby agrees as follows:

1. Definitions. Terms defined in the Credit Agreement have the same meanings when used herein unless otherwise defined herein or the context hereof otherwise requires.

2. Grant of Security. Debtor hereby grants to Administrative Agent a security interest in all of Debtor’s right, title and interest in and to the following (the “Collateral”):

(i) the patents and patent applications set forth in Schedule A hereto (the “Patents”);

(ii) the trademark and service mark registrations and applications set forth in Schedule B hereto, together with the goodwill symbolized thereby (the “Trademarks”);

(iii) all copyrights, whether registered or unregistered, now owned or hereafter acquired by Debtor, including, without limitation, the copyright registrations and applications and copyright licenses set forth in Schedule C hereto (the “Copyrights”);

(iv) all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the foregoing, all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of Debtor accruing thereunder or pertaining thereto;

(v) any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages; and

(vi) any and all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the Collateral of or arising from any of the foregoing.

3. Security for Liabilities. The grant of a security interest in the Collateral by Debtor under this Restated IP Security Agreement secures the prompt and complete payment and performance when due of all Obligations.

4. Recordation. Debtor authorizes and requests that the Register of Copyrights, the Commissioner for Patents and the Commissioner for Trademarks and any other applicable governmental authority record this Restated IP Security Agreement.

5. Execution in Counterparts. This Restated IP Security Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

6. Grants, Rights and Remedies. This Restated IP Security Agreement has been entered into in conjunction with the provisions of the Credit Agreement and the Security Agreement. Debtor does hereby acknowledge and confirm that the grant of the security interest hereunder to, and the rights and remedies of, Administrative Agent with respect to the Collateral are more fully set forth in the Credit Agreement and the Restated Security Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein.

7. Governing Law. This Restated IP Security Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas.

8. Amendment and Restatement. This Restated IP Security Agreement is executed in amendment and restatement of, and supersedes in its entirety, that certain Amended and Restated IP Security Agreement dated February 21, 2013, by Debtor for the benefit of Administrative Agent.

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EXECUTED as of the day, month and year first above written.

ENFORCEMENT VIDEO, LLC

Address for Notices: 3001 Summit Avenue, Suite 400 Plano, Texas 75074

	By:	/s/ David Walker
David Walker
Chief Financial Officer

STATE OF TEXAS	§
§
COUNTY OF DALLAS	§

This instrument was acknowledged before me on December 28th, 2016, by David Walker, Chief Financial Officer of Enforcement Video, LLC, a Texas limited liability company, on behalf of said limited liability company.

/s/ Terri L Turner
Notary Public, State of Texas

[Notary Seal]